EXHIBIT 10.1

                              SETTLEMENT AGREEMENT



     THIS SETTLEMENT AGREEMENT is entered into as of this 18th day of May, 2001 by and between Goldstate Corporation, a Nevada corporation (the "Company") and Tarmac Management Ltd. ("Tarmac").

                                    RECITALS:

     WHEREAS, the Company and Tarmac had entered into a consulting and management service agreement whereby the Company is indebted to Tarmac for certain financial, administrative and managerial services performed by Tarmac thereunder;

     WHEREAS, Tarmac has made advances to the Company for working capital for which the Company is indebted to Tarmac for repayment of such advances;

     WHEREAS, the Company and Tarmac acknowledge that the aggregate amount of $125,706.17 is due and owing Tarmac by the Company related to the advances made and the services performed by Tarmac (the "Debt"); and

     WHEREAS, the Company agrees to issue to Tarmac 6,285,308 shares of its restricted common stock at approximately $0.02 per share (the "Shares") as full and complete satisfaction of the Debt.


                                    AGREEMENT

     1. The Company shall issue to Tarmac 6,285,308 Shares in full and complete satisfaction of the Debt.

     2. Tarmac agrees to accept the issuance and delivery of 6,285,308 Shares in full settlement and satisfaction of the Debt, and further agrees to release and forever discharge the Company from any and all causes of action, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Debt, which Tarmac now or hereafter can, shall or may have.

     3. Tarmac is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"). Tarmac understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. Tarmac understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently no trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

     4. Tarmac represents and warrants that the Shares are being acquired solely for Tarmac's own account, for investment purposes only, and not with a view to or in connection with, any resale or distribution. Tarmac understands that the Shares are nontransferable unless the Shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of the Shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. Tarmac further understands that the Company has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof.

     5. Tarmac has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company.

     6. This Settlement Agreement shall be effective as of May 18, 2001, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

                                          GOLDSTATE CORPORATION


                                          By:__________________________
                                          President


                                          TARMAC MANAGEMENT LTD.


                                          By: _________________________
                                          President